Exhibit 10.16

Summary of Compensation for Named Executive Officers for Fiscal 2011

In February 2011, the Compensation Committee of the Board of Directors established 2011 salary and target bonus applicable to the named executive officers as follows:

Named Executive	2011 Base Salary($)	2011 Target Bonus($)
Arthur G. Dauber	120,000	20,000
Frank R. Pierce	168,000	82,000
Neal T. Hare	176,820	82,500
James J. Steffek	176,820	82,500
Charles M. Dauber	240,000	100,000
Timothy C. Adams	150,000	31,000

Actual bonus amounts payable to each executive will be based on the achievement of 2011 Company and individual performance goals established for each executive. Targeted performance must be achieved at the 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus to be earned. Some of each executive’s individual goals may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets range from 50% to 75% of total bonus with individual goals encompassing the remainder.

In connection with the 2011 salary and target bonus established for the named executive officers, the following named executive officers were awarded restricted stock units under the 2007 Employee Stock Incentive Plan. Each restricted stock unit is issued one share of common stock upon vesting:

Named Executive	Restricted Stock Units
Frank R. Pierce	7,500
Charles M. Dauber	50,000
Timothy C. Adams	12,000

Vesting of a portion of such awards is subject to achievement of the 2011 Company and individual performance goals established for each executive, 9,600 for Mr. Adams, 14,000 for Mr. Dauber, and 6,000 for Mr. Pierce. The balance of such awards are subject to only a continuing employment requirement. All vested restricted stock units convert into common stock on a one-to-one basis in four equal annual installments from the original grant date, subject to a continuing employment requirement.